Exhibit 10.10

[Wyeth Letterhead]

April 24, 2008

Mikael Dolsten, M.D., Ph.D.

Dear Mikael:

It is my pleasure to confirm our employment offer for the position of President, Wyeth Research and Senior Vice President, Wyeth reporting to Bernard Poussot, President and CEO, Wyeth. The starting salary for this position is $31,250.00 semi-monthly (which equates to an annual salary of $750,000.00) which may be increased from time to time.

In addition to your salary, for the 2008 performance year you will be eligible to participate in the Corporate Executive Discretionary Performance Incentive Award Program (P.I.A). The P.I.A. Program is designed to provide a cash incentive award to eligible exempt employees who meet certain performance criteria. For the performance year 2008, you will be paid an award of not less than $750,000 payable at the same time as our senior most executives are paid their annual incentive awards (typically February 2009). Beginning with the 2009 performance year, you will be eligible to participate in the Wyeth Executive Incentive Plan (EIP) which is our stockholder approved executive bonus plan in which our top executive officers participate. The EIP is generally a discretionary plan under which each executive is evaluated based on his individual performance and contribution to overall Company performance.

You will also be eligible for an award under the Long Term Incentive Program consisting of 51,250 Performance Share Units for the performance year 2009, approved by the Compensation and Benefits Committee of the Board of Directors at its meeting today and 51,250 Performance Share Units for the performance year 2010, approved by the Compensation and Benefits Committee of the Board of Directors at its meeting today and an Employment Stock Option grant of 52,000 shares of Wyeth Common Stock, with an option price equal to the closing price of Wyeth Common Stock on your start date also approved by the Compensation and Benefits Committee of the Board of Directors at its meeting today. All of the aforementioned are subject to the provisions of a Company Stock Incentive Plan (the “Plan”) and the individual award agreements under which your awards are granted. The terms and the related performance year of your Performance Share Units will be set forth in your Performance Share Award Agreement approved by the Committee, but generally you will be eligible to earn from 0% to 200% of the number of shares of Wyeth Common Stock subject to the award depending upon the Company’s future financial performance in the related performance year. Your Option will become exercisable in equal annual installments on each of the three consecutive anniversaries of the grant date in accordance with the provisions of the Plan and the Stock Option Agreement. Generally, you must be continuously employed with the Company for two years in order to become eligible to exercise any portion of your Option. The option price for your Option will be the fair market value, as defined by the Plan, of the Company’s Common Stock on the date the Option is granted.

The Company Stock Incentive Plan under which your award will be made will be determined at the time of grant. Enclosed for your reference is the 2005 Amended and Restated Stock Incentive Plan.

Shortly after your start date with the Company, you will be provided with a Change of Control Agreement; the terms of which will be explained to you at that time. In addition, if your employment with the Company is terminated by the Company for any reason other than (i) gross misconduct, (ii) theft, (iii) conviction of a felony, or (iv) under circumstances that would entitle you to any payment under any Change of Control Agreement, in exchange for your execution of a valid waiver and release, on a form provided by Wyeth, Wyeth will provide you with a severance benefit equal to two times your base salary, at the rate in effect on the date immediately prior to your termination. Your severance benefit will be paid monthly over a 24-month period following such a termination; provided, however, that if you are a “Specified Employee” as such term is defined in the above referenced performance share unit award agreements on your termination date, no severance payments will be made until the first day of the 7th month following your termination and you will receive on such date a payment equal to 7 months of base salary (7/24th of your total severance) and the balance of your severance benefit will be paid in equal portions monthly thereafter,

As discussed, you are eligible for relocation assistance in accordance with Company policy. Under our relocation policy, generally applicable to senior executives, you are eligible to receive relocation benefits through August 2009. In addition, a maximum of $75,000.00 can be used for temporary housing and related expenses, including but not limited to commuting/travel expenses.

We are proud of the benefits offered to our employees. An overview of the benefits the Company offers to employees is attached. We will review all of the benefit plans and options with you in greater detail as part of the New Employee Orientation Program.

This offer of employment is expressly contingent upon your execution of the attached Confidentiality, Inventions and Non-Compete Agreement. You and Wyeth agree and acknowledge that the confidentiality provisions of the Confidentiality, Inventions and Non-Compete Agreement shall not apply to information that is available to the public (other than information which becomes available to the public by a breach of such agreement by you) or otherwise known to persons in the industry generally. In addition, your employment is also contingent upon verification of your employment history and education and reference checks. You are expected to complete a pre-placement drug screening test, medical examination and medical inquiry within 30 days prior to your first day of employment which shall occur no later than July 29, 2008.

Please sign and return the enclosed duplicate copy of this letter, the Confidentiality, Inventions and the Non-Compete Agreement to confirm your acceptance of our offer. In addition, please read the enclosed Code of Conduct, Securities Transactions Policy and Antitrust Guidelines booklets thoroughly and sign and return the attached Certificates of Compliance. Failure to timely execute and return these documents may be viewed as a rejection of the Company’s offer of employment.

If you have any questions regarding this offer or any of the enclosed materials, please do not hesitate to contact me at (973) 660-5258. Bernard Poussot and I would like to welcome you to Wyeth.

Sincerely,

/s/ Denise M. Peppard
Denise M. Peppard
Senior Vice President Human Resources

DMP:jdv

cc: Bernard Poussot

Accepted:	/s/ Mikael Dolsten	Date:	04/29/2008